EXHIBIT 10.32
AMENDMENT ONE TO THE
TOYS “R” US, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          THIS AMENDMENT to the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “Plan) is made, effective as of February 1, 2008, unless otherwise indicated herein.
          WHEREAS, the Board of Directors of Toys “R” Us, Inc. (the “Company”) has determined that it is in the best interests of the Company to amend the Plan to (i) include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation, (ii) change the Plan Year to the calendar year, and (iii) make certain other administrative and conforming changes.
          NOW, THEREFORE BE IT RESOLVED, that the Company hereby amends the Plan, effective as of the dates set forth herein, as follows:
1.	The Plan is hereby amended by adding the following sentence to the end of Section 2.3:

“If the Participant fails to designate a person to receive benefits which may be due under the Savings Plan upon his or her death, or if no such person survives the Participant, Beneficiary means the first surviving person or persons (in equal shares) in the following classes of successive preference: (i) the Participant’s widow or widower, (ii) the estate of the Participant.”

2.	The Plan is hereby amended by adding the following new definition as Section 2.7 and by renumbering the existing definitions accordingly:
“2.7	“Compensation” means Compensation as defined under Section 1.08(a), (e) and (f) of the Savings Plan, but substituting February 1, 2008 for March 1, 2007 in Section 1.08(f). Notwithstanding the foregoing, Compensation for purposes of this Plan shall not include payments classified by the Company as sign-on bonuses, retention bonuses, any type of success bonuses or project completion bonuses, or any other bonuses other than the annual incentive under the Management Incentive Plan or any successor plan. The definition of Compensation shall be modified as provided in Section 5.5 regarding Disability.”
3.	The Plan is hereby amended by deleting Section 2.9 (as renumbered) in its entirety and substituting the following:

“2.9	“Disability” means Disability as defined under Section 1.13 of the Savings Plan.”
4.	The Plan is hereby amended by deleting Section 2.12 (as renumbered) in its entirety and substituting the following:
“2.12	“Eligible Earnings” for a Plan year means the portion of a Participant’s Compensation for the calendar year ending with or within the Plan Year that exceeds the compensation limitation under Section 401(a)(17) of the Code for such calendar year
5.	Effective as of February 1, 2006, the Plan is hereby amended by adding the following new definition as Section 2.13 and by renumbering the existing definitions accordingly:
“2.13	“Employee” means Employee as defined under the Savings Plan, provided that such Employee is a member of a select group of management or highly compensated employees as determined by the ECOB.”
6.	The Plan is hereby amended by deleting Section 2.20 (as renumbered) in its entirety and substituting the following:
“2.20	“Plan Year” means, for Plan Years beginning on and before February 1, 2007, the 12-month period beginning on February 1 and ending on the last day of January of the following calendar year. The Plan Year beginning on February 1, 2008 shall end on December 31, 2008 and also may be referred to herein as the “Short Plan Year.” Beginning on January 1, 2009, the Plan Year shall be the 12-month period beginning on January 1, 2009 and every successive 12-month period beginning on January 1st thereafter.”
7.	The Plan is hereby amended by deleting Section 2.21 (as renumbered) in its entirety and substituting the following:
“2.21	“Savings Plan” means the “TRU” Partnership Employees’ Savings and Profit Sharing Plan, as amended and restated as of March 1, 2006, as the same may be amended from time to time.”
8.	Effective as of February 1, 2006, the Plan is hereby amended by deleting the second sentence of Section 2.22 (as renumbered) in its entirety and substituting the following:

“A determination as to whether a Participant terminates from employment shall be made by the Administrative Committee and shall be based on all of the surrounding facts and circumstances pursuant to Section 409A of the Code without the application of any optional provisions.”
9.	The Plan is hereby amended by deleting Section 2.23 (as renumbered) [definition of “Total Compensation"] in its entirety and the term “Total Compensation” is deleted and replaced with the term “Compensation” wherever it appears in the Plan.

10.	Effective as of February 1, 2006, the Plan is hereby amended by adding the following new definition as Section 2.24:
“2.24	“Year of Service” means Year of Service as defined under Section 1.48(b) of the Savings Plan.”
11.	The Plan is hereby amended by deleting the first sentence of Section 3.1 in its entirety and substituting the following:

“The Executive Committee of the Board of Directors (“ECOB”) or the Administrative Committee (subject to the ability of the ECOB to restrict the Administrative Committee) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority, at its sole and absolute discretion, to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan including, without limitation, determination of Participant benefit claims in accordance with Section 3.4 of the Plan.”

12.	Effective as of February 1, 2006, the Plan is hereby amended by adding the following new Section 3.4:
“3.4	Any Participant, Beneficiary or authorized representative (the “Claimant”), may file a claim for benefits under the Plan by submitting to the Administrative Committee a written statement describing the nature of the claim and requesting a determination of its validity under the terms of the Plan. Subject to the provisions of Article III, within 90 days after the date such claim is received by the Administrative Committee, it shall issue a ruling with respect to the claim. If special circumstances require an extension of time for processing, the Administrative Committee will send the Claimant written notice of the extension prior to the termination of the 90-day period. In no case, however, will the extension of time delay the Administrative Committee’s decision beyond 180 days after the Administrative Committee received the claim. If the claim is wholly or partially denied, written notice shall be furnished to the Claimant, that shall set forth in a manner calculated to be understood by the Claimant:
     (a) the specific reason or reasons for denial;
     (b) specific reference to pertinent Plan provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (d) an explanation of the claims review procedures.
Any Claimant, whose claim for benefits has been denied, may appeal such denial by resubmitting to the Administrative Committee a written statement requesting a further review of the decision within 60 days of the date the Claimant receives notice of such denial. Such statement shall set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the Claimant deems appropriate with respect to the claim.
If the Claimant shall request in writing, the Administrative Committee shall make copies of the Plan documents pertinent to his claim available for examination by the Claimant.
Within 60 days after the request for further review is received, the Administrative Committee shall review its determination of benefits and the reasons therefor and notify the Claimant in writing of its final decision. If special circumstances require an extension of time for processing, the Administrative Committee will send the Claimant written notice of the extension prior to the termination of the 60-day period. In no case, however, will the extension of time delay the Administrative Committee’s decision on such appeal request beyond 120 days following receipt of the actual request. Such written notice shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provisions on which the decision is based.
Any suit for benefits must be brought within one year after the date the Administrative Committee has made a final denial of a claim for benefits. Notwithstanding any other provision of the Plan to the contrary, any suit for benefits must be brought within two years after the date on which the payment was made or the date on which the action complained of occurred.”

13.	The Plan is hereby amended by deleting the first clause of Section 5.5 and replacing it with the following:

“During Disability Periods commencing in a Plan Year beginning prior to February 1, 2008, the Compensation taken into account for purposes of Notional Contributions under Section 5.1, if any, shall be determined as follows:”

14.	The Plan is hereby amended by adding a new Section 5.6 and re-numbering Section 5.6 as Section 5.7:
“5.6	During Disability Periods commencing in a Plan Year beginning on and after February 1, 2008, the Compensation taken into account for purposes of Notional Contributions under Section 5.1, if any, shall be determined as follows:
(a)	Compensation for the Plan Year in which the Participant Becomes Disabled. If the Participant terminates active service due to Disability during a Plan Year, such Participant’s Compensation for that Plan Year shall be deemed to be his or her Compensation for the portion of such Plan Year preceding the date on which his or her active service terminated annualized for the entire Plan Year (provided that bonuses paid during such period shall not be annualized), and prorating such total amount for the portion of such Plan Year during which the Participant was an Employee.

(b)	Compensation for Succeeding Plan Years Ending Within the Disability Period. For any succeeding Plan Year ending within the Participant’s Disability Period, such Participant’s Compensation shall be deemed to be his or her Compensation determined under Section 5.6(a) above for the preceding Plan Year (annualized, if the Participant was not an Employee for the entire Plan Year), increased by four percent.

(c)	Compensation for Year of Recovery. If a Participant’s Disability Period ends as a result of his or her recovery from Disability during a Plan Year (the “Recovery Year”) and he or she returns to active service immediately after the Participant’s Disability Period ends, the Notional Contribution, if any, for the Recovery Year shall be determined based on Compensation for the Recovery Year equal to the sum of (a) the Compensation earned during the portion of the Recovery Year that excludes the Participant’s Disability Period and (b) the Compensation determined under Section 5.6(a) or (b) above (as applicable) attributable to the portion of the Recovery Year that includes the Participant’s Disability Period prorated for the portion of such Recovery Year during which the Participant was an Employee. If a Participant whose Disability Period ends as a result of his or her recovery from Disability returns to active service with the Employer during the Plan Year in which he or she recovers from Disability but not immediately after his or her recovery from Disability, and he or she is otherwise eligible to receive a Notional Contribution for such Plan Year, his or her Account shall be credited with a Notional Contribution for such Plan Year only if and to the extent determined by the ECOB.”
15.	Effective as of February 1, 2006, the Plan is hereby amended by deleting Section 8.2 in its entirety and substituting the following:
“8.2	Each Participant who Separates from Service with an Employer shall receive as soon as practicable, but in no event later than 90 days following the date of such Separation form Service, as determined at the sole discretion of the Administrative Committee, a lump sum cash distribution equal to the value of the Participant’s vested account balance, as adjusted pursuant to the provisions of Article V, as of the date of distribution.”
16.	Effective as of February 1, 2006, the Plan is hereby amended by deleting Section 8.3(a) in its entirety and substituting the following:

“The Plan shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner and at such time and in such form that is either exempt from or compliant with the applicable requirements of Section 409A of the Code and applicable guidance and regulations issued thereunder. If any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan by reason of the Participant’s Separation from Service during a period in which he is a “specified employee” (as defined in Code Section 409A and applicable regulations), then payment of such non-exempt amounts shall be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Separation from Service. The ECOB is authorized to amend or declare void any election or determination made under the Plan in such manner as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code, and shall construe and interpret any ambiguous provisions of the Plan in a manner that is in compliance with Section 409A of the Code.”

17.	Effective as of February 1, 2006, the Plan is hereby amended by deleting the second sentence of Section 9.1 in its entirety and substituting the following:

“Any benefit payable pursuant to this Section 9.1 shall be paid to the Participant’s Beneficiary as soon as practicable, but in no event later than 90 days following the date of the Participant’s death, as determined at the sole discretion of the Administrative Committee.”
18.	Effective as of February 1, 2006, the Plan is hereby amended by deleting Section 10.1 in its entirety and substituting the following:
“10.1	If the Administrative Committee determines that a Participant has incurred a Disability, the Participant shall receive a distribution of his Account pursuant to Section 10.2 on the date of such Participant’s Separation from Service, if any, occurring as a result of such Disability or as soon as administratively possible thereafter, but in no event later than 90 days thereafter, as determined at the sole discretion of the Administrative Committee. A Participant on a leave of absence due to a Disability shall be deemed to have incurred a Separation from Service on the earlier of (i) termination of the Participant’s employment by the Company while on such leave or (ii) the date which is 6 months following the commencement of such leave, or the date which is 29 months following the commencement of such leave where the leave was due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, and such impairment causes the Participant to be unable to perform the duties of his or her position. Notwithstanding the foregoing, (i) a Participant on a leave of absence shall not be deemed to have a Separation from Service so long as the Participant retains a right to reemployment under statute or by contract and (ii) if the Participant dies before the incurring a Separation from Service as a result of a Disability, the Beneficiary shall receive a distribution pursuant to Article IX.”
19.	Effective as of February 1, 2006, the Plan is hereby amended by deleting Section 10.2 and renumbering Section 10.3 as 10.2.

20.	The Plan is hereby amended by deleting the second sentence of Section 12.1 in its entirety and substituting the following:

“Notwithstanding the foregoing, the ECOB may, in its sole discretion, (i) freeze the Plan as of any date with respect to the crediting of future Notional Contributions and/or Declared Interest, or (ii) terminate the Plan as of any date and distribute to the Participants an amount equal to their Account balances, as adjusted pursuant to the provisions of Article V, as of such date.”

21.	The Plan is hereby amended by adding the following sentence to the end of Section 13.1:

“Notwithstanding the foregoing, the Administrative Committee shall comply with a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code as if such Section applied to the Plan, provided that no payment shall be made from the Plan to any person prior to the time the Participant or his Beneficiary, as the case my be, is entitled to receive such payment.”
22.	The Plan is hereby amended by adding the following new Section 13.9:
“13.9	All notices and other communications made pursuant to this Plan must be in writing and must be given by hand delivery, or by certified mail, return receipt requested, or by overnight courier, or by telecopy with a confirmation copy sent by either overnight courier or first-class mail, and addressed as follows:
If to the Participant, then to the Participant’s last known address.
If to the Company:
Toys “R” Us, Inc.
Attention: Administrative Committee
One Geoffrey Way
Wayne, NJ 07470-2030
or to such other address as either party shall have furnished to the other in writing in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.”
          Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.
          IN WITNESS WHEREOF, Toys “R” Us, Inc. has caused this Amendment to the Plan to be executed on the date shown below but effective on the date(s) indicated above.

TOYS “R” US, INC.
By:	/s/ Dan Caspersen
	Name:	Dan Caspersen
	Title:	Executive Vice President — Human Resources

Date: October 13, 2008